Exhibit 2

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT (this “Agreement”) is made as of this 28th day of August, 2009 by and between MDI, Inc., a Delaware corporation, with its principal office at 12500 Network Blvd., Suite 306, San Antonio, Texas 78249 (the “Company”), and the undersigned Investor (the “Investor”).

WHEREAS, the Company desires to issue, in a private placement (the “Offering”), $1,000,000 in aggregate purchase price of its Common Stock, $.01 par value (the “Shares”), on the terms and conditions hereinafter set forth, and the Investor desires to acquire 4,000,000 Shares, subject to the terms and conditions set forth herein.

NOW, THEREFORE, for and in consideration of the premises and the mutual covenants hereinafter set forth, the parties hereto do hereby agree as follows:

I.                                         SUBSCRIPTION FOR SHARES AND REPRESENTATIONS BY AND COVENANTS OF INVESTOR

1.1           Subject to the terms and conditions hereinafter set forth, the Investor hereby subscribes for and agrees to purchase from the Company 4,000,000 Shares at a price of $0.25 per Share. The Company agrees to sell such Shares to the Investor for said purchase price. The purchase price is payable by wire transfer of funds directly by the Investor to the Company on the Closing (as defined herein).

1.2           Subject to the terms and conditions hereinafter set forth, the Company agrees to issue to Investor at the Closing a Warrant to purchase 4,000,000 Shares (the Shares issuable upon exercise of the Warrant, the “Warrant Shares”), at an exercise price equal to $0.60 per Share, which shall be appropriately adjusted for any recapitalizations, stock combinations, stock dividends, stock splits and the like which occur after the Closing.

1.3           The Investor recognizes that the purchase of Shares involves a high degree of risk, including but not limited to risks that (i) the Company will need additional capital but has no assurance of additional necessary capital; (ii) an investment in the Company is highly speculative and only investors who can afford the loss of their entire investment should consider investing in the Company and the Shares; (iii) an investor may not be able to liquidate his investment; and (iv) transferability of the securities comprising the Shares is extremely limited.

1.4           The Investor represents that he is an “accredited investor” as such term is defined in Rule 501 of Regulation D promulgated under the Securities Act of 1933, as amended (the “Act”), and that it/he is able to bear the economic risk of an investment in the Shares.

1.5           The Investor acknowledges that he has prior investment experience, including investment in non-listed and non-registered securities, or he has employed the services of an investment advisor, attorney or accountant to read all of the documents furnished or made available by the Company both to him and to all other prospective investors in the Shares and to evaluate the merits and risks of such an investment on his behalf, and that he recognizes the highly speculative nature of this investment.  Such Investor, either alone or together with its representatives, has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the securities comprising the Shares, and has so evaluated the merits and risks of such investment.  Such Investor is able to bear the economic risk of an investment in the Shares and, at the present time, is able to afford a complete loss of such investment.

1.6           The Investor hereby represents that he has been furnished by the Company during the course of this transaction with all information regarding the Company which he had requested or desired to know; that all documents which could be reasonably provided have been made available for his inspection and review; that he has been afforded the opportunity to ask questions of and receive answers from duly authorized officers or other representatives of the Company concerning the terms and conditions of the Offering, and any additional information which he had requested.

1.7           The Investor acknowledges that this offering of Shares may involve tax consequences. The Investor acknowledges that he must retain his own professional advisors to evaluate the tax and other consequences of an investment in the Shares.

1.8           The Investor acknowledges that this offering of Shares has not been reviewed by the United States Securities and Exchange Commission (the “SEC”) because of the Company’s representations that this is intended to be a nonpublic offering pursuant to Sections 4(2) or 3(b) of the Act. The Investor agrees that he will not sell or otherwise transfer such securities unless they are registered under the Act or unless an exemption from such registration is available.

1.9           Such Investor understands that the Shares are “restricted securities” and have not been registered under the Act or any applicable state securities law and is acquiring the Shares as principal for its own account and not with a view to or for distributing or reselling such Shares or any part thereof, has no present intention of distributing any of such Shares and has no arrangement or understanding with any other persons regarding the distribution of such Shares (this representation and warranty not limiting such Investor’s right to sell the Shares in compliance with applicable federal and state securities laws).  Such Investor does not have any agreement or understanding, directly or indirectly, with any person or entity to distribute any of the Shares.

1.10         The Investor understands that although a public market exists for the Shares, Rule 144 (the “Rule”) promulgated under the Act requires, among other conditions, a one year holding period prior to the resale (in limited amounts) of securities acquired in a non-public offering without having to satisfy the registration requirements under the Act. The Investor understands that the Company makes no representation or warranty regarding its fulfillment in the future of any reporting requirements under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or its dissemination to the public of any current financial or other information concerning the Company, as is required by Rule 144 as one of the conditions of its availability. The Investor understands and hereby acknowledges that the Company is under no obligation to register the securities comprising the Shares under the Act. The Investor consents that the Company may, if it desires, permit the transfer of the securities comprising the Shares out of his name only when his request for transfer is accompanied by an opinion of counsel reasonably satisfactory to the Company that neither the sale nor the proposed transfer results in a violation of the Act or any applicable state blue sky laws (collectively “Securities Laws”). The Investor agrees to hold the Company and its directors, officers and controlling persons and their respective heirs, representatives, successors and assigns harmless and to indemnify them against all liabilities, costs and expenses incurred by them as a result of any misrepresentation made by him contained herein or any sale or distribution by the undersigned Investor in violation of any Securities Laws.

1.11         The Investor acknowledges that he is (a) aware that the United States securities laws prohibit any person who has material non-public information about a company from purchasing or selling securities of such company, or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities and (b) familiar with the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder, and the Investor will not use, or cause any third party to use, any such material non-public information in contravention of such act or any such rules and regulations, including Rules 10b-5 and 14a-3.

1.12         The Investor consents to the placement of one or more legends on any certificate or other document evidencing his Shares stating that they have not been registered under the Act and setting forth or referring to the restrictions on transferability and sale thereof.

1.13         The Investor hereby represents that the address of Investor furnished by him on the signature page of this Stock Purchase Agreement is the undersigned’s principal residence if he is an individual or its principal business address if it is a corporation or other entity.

1.14         If the undersigned Investor is a partnership, corporation, trust or other entity, such partnership, corporation, trust or other entity further represents and warrants that: (i) it is authorized and otherwise duly qualified to purchase and hold the Shares; and (ii) that this Stock Purchase Agreement has been duly and validly authorized, executed and delivered and constitutes the legal, binding and enforceable obligation of the undersigned.

1.15         General Solicitation.  Such Investor is not purchasing the Shares as a result of any advertisement, article, notice or other communication regarding the Shares published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar or any other general solicitation or general advertisement.

1.16         Short Sales.  Such Investor has not directly or indirectly, nor has any Person acting on behalf of or pursuant to any understanding with such Investor, executed any Short Sales in the securities of the Company (including, without limitation, any Short Sales involving the Company’s securities) since 4 P.M. (New York Time) on May 28, 2009 which was the time that such Investor was first contacted regarding an investment in the Company (“Discussion Time”).  For purposes of this Section, “Short Sales” include, without limitation, all “short sales” as defined in Rule 3b-3 of the Exchange Act.  Such Investor covenants that neither it nor any affiliates acting on its behalf or pursuant to any understanding with it will execute any Short Sales (i) during the period from the Discussion Time until prior to the time that the transactions contemplated by this Agreement are first publicly announced or (ii) at any time after the transactions contemplated by this Agreement are first publicly announced.

II.                                     REPRESENTATIONS BY THE COMPANY

The Company represents and warrants to the Investor that prior to the consummation of this Offering and at the date of the closing of this offering (the “Closing Date”), except as set forth on the Disclosure Schedule attached hereto as Exhibit A (the “Disclosure Schedule”):

2.1           Organization. Each of the Company and the Subsidiaries (as hereinafter defined) is a corporation or limited liability company duly organized, validly existing and in good standing under the laws of its state or country of organization and has all requisite corporate or limited liability company power and authority to own and lease its properties, to carry on its business as currently conducted and as proposed to be conducted, to execute and deliver the Stock Purchase Agreement and Warrant (collectively, the “Transaction Documents”) and to carry out the transactions contemplated by the Transaction Documents as appropriate and is duly licensed or qualified to do business as a foreign corporation in each jurisdiction in which the conduct of its business or ownership or leasing of its properties requires it to be so qualified.

2.2           Capitalization.  The authorized capital stock of the Company consists solely of 100,000,000 shares of Common Stock, par value $0.01 per share, and 2,000,000 shares of preferred stock, par value $5.00 per share (“Preferred Stock”).  As of August [    ], 2009, 3,563,439 shares of Common Stock were issued and outstanding, 19,535 shares of Preferred Stock were issued and outstanding, no shares of Common Stock or Preferred Stock were held in the treasury of the Company and 1,000,000 shares of Common Stock were reserved for issuance upon the exercise of options issued pursuant to the MDI Option Plans.  The Company has not issued any capital stock since such date other than pursuant to the exercise of employee stock options and/or restricted shares under the Company’s stock option plans. All issued and outstanding shares of the Company are validly issued, fully paid and nonassessable and have not been issued in violation of the preemptive rights of any stockholder of the Company. All prior sales by the Company of securities of the Company were either registered under the Act and applicable state securities laws or exempt from such registration, and no security holder has any rescission rights with respect thereto.

2.3           Valid Issuance of Shares, Etc. The Shares, the Warrant and the Warrant Shares have been duly authorized, and the Shares and the Warrant Shares, upon issuance pursuant to the terms hereof and the terms of the Warrant, respectively, will be validly issued, fully paid and nonassessable and not subject to any encumbrances, preemptive rights or any other similar contractual rights of the stockholders of the Company or any other Person. The Company has reserved from its duly authorized capital stock the number of shares of Common Stock issuable upon execution of this Agreement and upon exercise in full of the Warrant.

2.4           Subsidiaries and Investments. Except for the subsidiaries set forth on Schedule 2.4 of the Disclosure Schedule (the “Subsidiaries”), the Company has no subsidiaries. The Company does not own, directly or indirectly, any capital stock or other equity ownership or proprietary interests in any other corporation, association, trust, partnership, joint venture or other entity. The Company owns all of the capital stock of the Subsidiaries, and there are no warranties, options, agreements, convertible securities, preemptive rights to subscribe for or other commitments pursuant to which any of the Subsidiaries may become obligated to issue any shares of its capital stock or any other securities to any person other than the Company. No actions have been taken by the Company or the Company’s Board of Directors with respect to the sale or disposition of the stock, ownership interests or assets of the Subsidiaries.

2.5           Title.  Except as set forth on the Disclosure Schedule, each of the Company and the Subsidiaries has good and valid title to all properties and assets, owned by it, free and clear of all liens, charges, encumbrances or restrictions, except such as are not materially significant or important in relation to the Company’s and the Subsidiaries’ business, taken as a whole; except as set forth on the Disclosure Schedule, all of the material leases and subleases under which each of the Company and the Subsidiaries is the lessor or sublessor of properties or assets or under which each of the Company and the Subsidiaries holds properties or assets as lessee or sublessee are in full force and effect, and neither the Company nor any Subsidiary is in default in any material respect with respect to any of the terms or provisions of any of such leases or subleases, and no material claim has been asserted by anyone adverse to rights of the Company or any Subsidiary as lessor, sublessor, lessee or sublessee under any of the leases or subleases mentioned above, or affecting or questioning the right of the Company or any Subsidiaries to continued possession of the leased or subleased premises or assets under any such lease or sublease. The Company owns or leases all such properties as are necessary to its operations as now conducted and to be conducted, as presently planned.

2.6           Proprietary Rights.  Each of the Company and the Subsidiaries owns or possesses adequate and enforceable rights to use all patents, patent applications, trademarks, service marks, copyrights, trade secrets, processes, formulations, technology or know-how used or proposed to be used in the conduct of its business (the “Proprietary Rights”). Other than as set forth in the Company’s filings with the SEC or the Disclosure Schedule, neither the Company nor any Subsidiary has received any notice of any claims, nor does it have any knowledge of any threatened claims, and knows of no facts which would form the basis of any claim, asserted by any person to the effect that the sale or use of any product or process now used or offered by the Company or any Subsidiary or proposed to be used or offered by the Company or any Subsidiary infringes on any patents or infringes upon the use of any such Proprietary Rights of another person and, to the best of the Company’s knowledge, no others have infringed the Company’s or any Subsidiary’s Proprietary Rights.

2.7           Litigation.  Other than as set forth in the Company’s filings with the SEC or the Disclosure Schedule, there is no material action, suit, investigation, customer complaint, claim or proceeding at law or in equity by or before any arbitrator, governmental instrumentality or other agency now pending or, to the knowledge of the Company, threatened against the Company or any Subsidiary the adverse outcome of which would materially adversely affect the Company’s or any Subsidiary’s business or prospects. Except as set forth in the Disclosure Schedule, neither the Company nor any Subsidiary is subject to any judgment, order, writ, injunction or decree of any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign which would materially adversely affect the Company’s or any Subsidiary’s business or prospects.

2.8           Non-Defaults; Non-Contravention.  The execution and delivery of the Transaction Documents and consummation of the transactions contemplated herein or therein will not result in a violation of or constitute a default in the performance or observance of any obligation, nor result in or give to any person any right of payment or reimbursement, termination, cancellation, modification or acceleration of, or result in the creation or imposition of any lien upon any of the assets or properties of the Company or any Subsidiaries (i) under its Certificate of Incorporation, or its By-laws, or any indenture, mortgage, contract, material purchase order or other agreement or instrument to which the Company or any Subsidiary is a party or by which it or its property is bound or affected or (ii) with respect to any material order, writ, injunction or decree of any court of any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, and there exists no condition, event or act which constitutes, nor which after notice, the lapse of time or both, could constitute a default under any of the foregoing, which in either case would have a material adverse effect on the business, financial condition or prospects of the Company or any Subsidiary. To the knowledge of the Company, neither the Company nor any Subsidiary is in violation of or default under any of (i) or (ii) above.

2.9           Taxes.  Each of the Company and the Subsidiaries has filed all federal, state, local and foreign tax returns which are required to be filed by it and all such returns are true and correct in all material respects. Each of the Company and the Subsidiaries has paid all taxes pursuant to such returns or pursuant to any assessments received by it or which it is obligated to withhold from amounts owing to any employee, creditor or third party. Each of the Company and the Subsidiaries has properly accrued all taxes required to be accrued. Neither the Company nor any Subsidiary has waived any statute of limitations with respect to taxes or agreed to any extension of time with respect to any tax assessment or deficiency.

2.10         Compliance With Laws; Licenses, Etc.  Other than as set forth in the Company’s filings with the SEC and the Disclosure Schedule, neither the Company nor any Subsidiary has received notice of any violation of or noncompliance with any federal, state, local or foreign, laws, ordinances, regulations and orders applicable to its business which has not been cured, the violation of, or noncompliance with which, would have a materially adverse effect on the business or operations of the Company or any Subsidiary. To the knowledge of the Company, each of the Company and the Subsidiaries has all licenses and permits and other governmental certificates, authorizations and permits and approvals (collectively, “Licenses”) required by every federal, state and local government or regulatory body for the operation of its business as currently conducted and the use of its properties, except where the failure to be licensed would not have a material adverse effect on the business of the Company or any Subsidiary. The Licenses are in full force and effect and no violations are or have been recorded in respect of any License and no proceeding is pending or threatened to revoke or limit any thereof.

2.11         Authorization of Agreement, Etc.  The Company has the necessary corporate power and authority to enter into the Transaction Documents and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance of the Transaction Documents by the Company and the consummation by the Company of the transactions contemplated hereby and thereby have been duly and validly approved by the Board of Directors of the Company. No other corporate proceedings are necessary to authorize the execution, delivery and performance of the Transaction Documents by the Company, and the consummation by the Company of the transactions contemplated hereby and thereby.  The Transaction Documents have been duly and validly executed and delivered by the Company and constitute legal, valid and binding obligations of the Company enforceable against the Company in accordance with their terms.

2.12         Exemption from Registration.  Assuming the accuracy of the information provided by the Investor in connection with this Stock Purchase Agreement, the offer and sale of the Shares pursuant to the terms of this Stock Purchase Agreement are exempt from the registration requirements of the Act and the rules and regulations promulgated thereunder (the “Regulations”). To the knowledge of the Company, the Company is not disqualified from the exemption under Regulation D by virtue of the disqualifications contained in Rule 505(b )(2)(iii) or Rule 507 promulgated thereunder.

2.13         Brokers.  Neither the Company nor any of its officers, directors, employees or stockholders has employed any broker or finder in connection with the transactions contemplated by this Stock Purchase Agreement.

2.14         Title to Shares.  The Shares and Warrant Shares when issued and delivered will be validly issued and outstanding, fully paid and nonassessable. When certificates representing the securities comprising the Shares and Warrant Shares shall have been duly delivered to the Investor and payment shall have been made therefor, the Investor shall have good and valid title to the Shares and Warrant Shares free and clear of all liens, encumbrances and claims whatsoever (with the exception of claims arising or through the acts of the Investor and except as arising from applicable federal and state securities laws), and the Company shall have paid all taxes, if any, in respect of the original issuance thereof.

2.15         Right of First Refusal.  No person, firm or other business entity is a party to any agreement, contract or understanding, written or oral entitling such party to a right of first refusal with respect to the Company.

2.16         Securities Exchange Act Compliance.  To the knowledge of the Company, the Company has filed with the SEC on a timely basis all filings required of a company whose securities have been registered under the Exchange Act. All information contained in such filings is true, accurate and complete in all material respects. The Company shall use its best efforts to maintain the registration of its Common Stock under the Exchange Act and to make all filings thereunder on a timely basis. For the purpose of this paragraph, filings pursuant to Rule 12b-25 of the Exchange Act shall be deemed timely.

2.17         Sarbanes-Oxley.  To the knowledge of the Company, the Company is in material compliance with all provisions of the Sarbanes-Oxley Act of 2002 which are applicable to it as of the Closing Date.

2.18         Registration Rights.  No person has any right to cause the Company to effect the registration under the Act of any securities of the Company.

2.19         Warrants, Preemptive Rights, Etc.  Except as set forth in the Company’s filings with the SEC and the Disclosure Schedule, there are not, nor will there be immediately after the Closing (as hereinafter defined), any outstanding warrants, options (except options issued pursuant to, or upon conversion of any option issued pursuant to, the Company’s employee stock option plan, agreements, convertible securities, preemptive rights to subscribe for or other commitments pursuant to which the Company is, or may become, obligated to issue any shares of its capital stock or other securities of the Company and this Offering will not cause any anti-dilution adjustments to such securities or commitments.

2.20         Financial Statements.  The Company’s Form 10-K for the year ended December 31, 2008 contains the Company’s (i) Balance Sheets at December 31, 2008 (the “Balance Sheet Date”), (ii) Statements of Operations for each of the last two years ending December 31, 2007 and December 31, 2008, and (iii) Statements of Cash Flow for each of the last two years ending December 31, 2007 and December 31, 2008 (hereinafter referred to collectively as the “Financial Statements”). The Financial Statements have been prepared in conformity with generally accepted accounting principles consistently applied and show all material liabilities, absolute or contingent, of the Company required to be recorded thereon and present fairly the financial position and results of operations of the Company as of the dates and for the periods indicated.

2.21         Absence of Changes.  Other than as set forth in the Company’s filings with the SEC and the Disclosure Schedule, since the Balance Sheet Date, neither the Company nor any Subsidiary has incurred any liabilities or obligations, direct or contingent, not in the ordinary course of business, or entered into any transaction not in the ordinary course of business, which is material to the business of the Company and the Subsidiaries, taken as a whole, and there has not been any change in the capital stock of, or any incurrence of long-term debt by, the Company or any Subsidiary, or any issuance of options, warrants or other rights to purchase the capital stock of the Company or any Subsidiary, or any adverse change or any development involving, so far as the Company can now reasonably foresee, a prospective adverse change in the condition (financial or otherwise), net worth, results of operations, business, key personnel or properties which would be material to the business or financial condition of the Company or any Subsidiary, and neither the Company nor any Subsidiary has become a party to, and neither the business nor the property of the Company or any Subsidiary has become the subject of, any material litigation whether or not in the ordinary course of business.

III.                                 CLOSING

3.1           Closing.  The closing of the transaction contemplated hereby (the “Closing”) shall take place at the offices of the Company on or before September 4, 2009. At the Closing, payment for the Shares issued and sold by the Company shall be made against delivery of (i) certificates representing the Shares and (ii) the Warrant.

3.2           Conditions to Investor’s Obligations.  The obligations of the Investor hereunder will be subject to the accuracy of the representations and warranties of the Company herein contained as of the date hereof and as of the Closing Date, and to the performance by the Company of its obligations hereunder and to the following additional conditions:

(a)           Due Qualification or Exemption. (i) The offering contemplated by this Stock Purchase Agreement will become qualified or be exempt from qualification under applicable state securities laws not later than the Closing Date, and (ii) at the Closing Date no stop order suspending the sale of the Shares shall have been issued, and no proceeding for that purpose shall have been initiated or threatened;

(b)           Compliance with Agreements. The Company will have complied with all agreements and satisfied all conditions on its part to be performed or satisfied hereunder at or prior to the Closing; and

(c)           Corporate Action. The Company will have taken all necessary corporate action, including, without limitation, obtaining the approval of the Company’s board of directors, for the execution and delivery of the Stock Purchase Agreement and Warrant, and the performance by the Company of its obligations hereunder and thereunder, and the offering contemplated hereby.

(d)           Legal Opinion. The Investor shall have received from the General Counsel of the Company an opinion addressed to Investor, in substantially the form of Exhibit B hereto.

(e)           Acquisition of Almana Networks International, Inc. All conditions to the closing (other than the effectiveness of this Agreement) of that certain Stock Purchase Agreement, dated as of August      , 2009, by and among the Company and the other signatories thereto shall have been met or waived.

(f)            Appointment of Chief Transition Officer. The Board of Directors of the Company shall have taken all action such that, effective at the Closing, John Linton shall be appointed as the Company’s Chief Transition Officer, who shall report directly to the Board of Directors, and by whom all actions taken by officers on behalf of the Company must be approved.

(g)           Appointment of Board Members. The Board of Directors of the Company and the Company shall have taken all necessary action such that immediately following the Closing, the size of the Company’s Board of Directors shall be eight, and the Company’s Board of Directors shall consist of James Power, Carlo Loi, Peter Knepper, Collier Sparks, and four directors nominated by the Investor (the “Investor Directors”). The Board of Directors of the Company shall have taken all necessary action such that immediately following the Closing, the Company’s Nominating Committee shall consist of three members at least two of which are Investor Directors (as defined below).

IV.                                 TERMS OF INVESTMENT

4.1           Expenses of Offering.  The Company shall, at the Closing, pay the reasonable and actual fees and expenses of Investor, including but not limited to, the reasonable and actual out of pocket attorneys’ fees and expenses of Andrews Kurth LLP, outside legal counsel to the Investor, incurred in connection with the proposed Offering.

4.2           The Investor hereby authorizes and directs the Company to deliver the securities to be issued to such Investor pursuant to this Stock Purchase Agreement to the address indicated herein.

4.3           The Investor acknowledges that at such time, if ever, as any of the Shares are registered, sales of such Shares will be subject to state securities laws, including those of states which may require any securities sold therein to be sold through a registered broker-dealer or in reliance upon an exemption from registration.

V.                                    MISCELLANEOUS

5.1           Any notice or other communication given hereunder shall be deemed sufficient if in writing and sent by registered or certified mail, return receipt requested, addressed to the Company, at its registered office, 12500 Network Blvd., Suite 306, San Antonio, Texas 78249, Attention: Chief Executive Officer, and to the Investor at his address indicated on the signature page of this Stock Purchase Agreement. Notices shall be deemed to have been given on the date of mailing, except notices of change of address, which shall be deemed to have been given when received.

5.2           Except to the extent required by applicable laws, rules, regulations or stock exchange requirements, neither (i) the Company, the Subsidiaries or any of their affiliates nor (ii) Investor or any of its affiliates shall, without the written consent of the other, make any public announcement or issue any press release with respect to the transactions contemplated by this Agreement. In no event will either (i) the Company, the Subsidiaries or any of their Affiliates or (ii) Investor or any of its Affiliates make any public announcement or issue any press release with respect to the transactions contemplated by this Agreement without consulting with the other party, to the extent feasible, as to the content of such public announcement or press release.

5.3           The Company covenants to timely file (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company pursuant to all applicable securities laws, including the Exchange Act. At any time if the Company is not required to file reports pursuant to such laws, it will prepare and furnish to the Investor and make publicly available in accordance with paragraph (c) of Rule 144 such information as is required for the Investor to sell the Shares and the Warrant Shares under Rule 144. The Company further covenants that it will take such further action as Investor may reasonably request to satisfy the provisions of Rule 144 applicable to the issuer of securities relating to transactions for the sale of securities pursuant to Rule 144.

5.4           The Company agrees to reserve from its duly authorized capital stock the total number of Shares issuable upon execution of this Agreement and upon the exercise in full of the Warrant.

5.5           The Company agrees to place the funds sent by Investor to purchase the Shares (the “Investor Funds”) in a segregated bank account. The Investor Funds may not be spent, encumbered or otherwise removed from this segregated bank account without the prior consent of the Company’s Board of Directors as constituted after the Closing, including the consent of each of the Investor Directors. The Chief Transition Officer of the Company shall have sole signatory power over such segregated bank account.

5.6           The Company agrees to take all actions necessary to set an annual meeting of the shareholders of the Company, the date of which shall be within sixty days of the date of Closing.

5.7           Unless the Investor in Shares has given his approval, this Stock Purchase Agreement shall not be changed, modified or amended and may not be discharged except by performance in accordance with its terms.

5.8           This Stock Purchase Agreement shall be binding upon and inure to the benefit of the parties hereto and to their respective heirs, legal representatives, successors and assigns. This Stock Purchase Agreement sets forth the entire agreement and understanding between the parties as to the subject matter hereof and merges and supersedes all prior discussions, agreements and understandings of any and every nature among them.

5.9           Notwithstanding the place where this Stock Purchase Agreement may be executed by any of the parties hereto, the parties expressly agree that all the terms and provisions hereof shall be construed in accordance with and governed by the laws of the State of Texas.

5.10         This Stock Purchase Agreement may be executed in counterparts. Upon the execution and delivery of this Stock Purchase Agreement by the Investor, this Stock Purchase Agreement shall become a binding obligation of the Investor with respect to the purchase of Shares as herein provided; subject, however, to the right hereby reserved to the Company to enter into the same agreements with other Investors and to add and/or to delete other persons as Investors.

5.11         The holding of any provision of this Stock Purchase Agreement to be invalid or unenforceable by a court of competent jurisdiction shall not affect any other provision of this Stock Purchase Agreement, which shall remain in full force and effect.

5.12         It is agreed that a waiver by either party of a breach of any provision of this Stock Purchase Agreement shall not operate, or be construed, as a waiver of any subsequent breach by that same party.

5.13         The parties agree to execute and deliver all such further documents, agreements and instruments and take such other and further action as may be necessary or appropriate to carry out the purposes and intent of this Stock Purchase Agreement.

5.14         Whenever the context of this Stock Purchase Agreement requires, the gender of all words herein shall include the masculine, feminine, and neuter, and the number of all words herein shall include the singular and plural.

(Signature(s) on following page.)

IN WITNESS WHEREOF, the parties have executed this Stock Purchase Agreement as of the day and year first written above.

/s/ John Linton, member
Signature of Investor

MDI Investments, LLC
Printed Name of Investor

21015 Cactus Cliff, San Antonio, TX 78258
Address of Investor

27-0853808
Taxpayer Identification Number

Company:
MDI, INC.

/s/ J. Collier Sparks
By:	J. Collier Sparks
Title:	President and CEO
Date:	August 28th, 2009

S-1

EXHIBIT A

Disclosure Schedule

EXHIBIT B

Legal Opinion